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                                                   Ex 5.1


                                                July 1,1998





Aurora Foods Inc.
456 Montgomery Street, Suite 2200
San Francisco, CA 94104

                       Re:  Aurora Foods Inc.
                            Registration of 16,675,000 shares of
                            Common Stock, par value $.01 per share
                            ---------------------------------------

Ladies and Gentlemen:

     We furnish this opinion to be filed as Exhibit 5.1 to the Registration Statement No. 333-50681 on Form S-1, as amended (the "Registration Statement") of Aurora Foods Inc. (the "Company") filed with the Securities and Exchange Commission on April 22, 1998. The Registration Statement relates to the proposed public offering of up to an aggregate of 16,675,000 shares (the "Shares") of the Company's Common Stock, $.01 par value.

     We are familiar with the proceedings taken by the Company in connection with the Registration Statement and the proposed public offering.

     Upon the basis of the foregoing and such other investigations as we have deemed necessary in connection with this opinion and, assuming that the Registration Statement remains effective, we are of the opinion that the Shares will, upon sale and delivery thereof in the manner specified in the Registration Statement, be legally issued, fully paid, and nonassessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the Reference to this firm under the caption "Validity of Shares" in the Prospectus contained therein.

                                               Very truly yours,


                                               /s/ Richard & O'Neil, LLP